FIRST AMENDMENT TO
ADMINISTRATIVE SERVICE AGREEMENT
BETWEEN
PRINCIPAL LIFE INSURANCE COMPANY
AND
GOLDMAN SACHS & CO.

This is the FIRST AMENDMENT to the Administrative Service Agreement dated the 30th day of July, 2004, between GOLDMAN, SACHS & CO., a New York limited partnership ("Goldman, Sachs & Co."), and PRINCIPAL LIFE INSURANCE COMPANY, an Iowa life insurance company (the "Company''), on its own behalf and on behalf of each separate account of the Company (the "Agreement'').This amendment is to be effective on June 20, 2008 (the "Amendment'').

WITNESSETH

WHEREAS, Goldman, Sachs & Co. and the Company desire to amend Schedule B of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B:

IN WITNESS WHEREOF, Goldman, Sachs & Co. and the Company have caused this instrument to be executed by their officers as of the date above.

PRINCIPAL LIFE INSURANCE COMPANY	GOLDMAN, SACHS & CO.

By: /s/ Sara Wiener	By: /s/ Greg Wilson
Name: Sara Wiener	Name: Greg Wilson
Title: Director -Product Management	Title: Managing Director
Date: July 8, 2008

SCHEDULE B

Fund Name and Share Class	Administrative Service Fee
Goldman Sachs Variable Insurance Trust Mid Cap Value Fund (Institutional Shares)	0.30% for first $500 million in assets 0.35% over $500 million in assets
Goldman Sachs Variable Insurance Trust Structured Small Cap Equity Fund (Institutional Shares)	0.30% for first $500 million in assets 0.35% over $500 million in assets
All available Goldman Sachs Variable Insurance Trust Funds (Service Shares), in accordance with the terms and conditions of the relevant Prospectus	0.25%